EXHIBIT 99.2

TRANSCRIPT

Worthington Steel, Inc. NYSE:WS

FQ1 2025 Earnings Call Transcript

Thursday, September 26, 2024

12:30 PM GMT

TRANSCRIPT

Table of Contents
Call Participants	.................................................................	3
Presentation	.................................................................	4
Question and Answer	.................................................................	8

WORTHINGTON STEEL, INC. FQ1 2025 EARNINGS CALL SEP 26, 2024

Call Participants

EXECUTIVES

Geoffrey G. Gilmore

CEO, President & Director

Jeffrey R. Klingler

Executive VP & COO

Timothy A. Adams

VP & CFO

Melissa Dykstra

VP of Corporate Communication & Investor Relations

ANALYSTS

John Charles Tumazos

John Tumazos Very Independent Research, LLC

Martin John Englert

Seaport Research Partners

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

WORTHINGTON STEEL, INC. FQ1 2025 EARNINGS CALL SEP 26, 2024

Presentation

Operator

Thank you for standing by, and welcome to the Worthington Steel's First Quarter Fiscal 2025 Earnings Conference Call. [Operator Instructions]

After the speaker's remarks, there will be a question-and-answer session. [Operator Instructions]

I'd now like to turn the call over to Melissa Dykstra, Vice President of Communications and Investor Relations. You may begin.

Melissa Dykstra

Vice President of Corporate Communications & Investor Relations

Thank you, operator. Good morning, and welcome to Worthington Steel's First Quarter Fiscal Year 2025 Earnings Call. On our call today, we have Geoff Gilmore, Worthington Steel's President and Chief Executive Officer; Jeff Klingler, Executive Vice President and Chief Operating Officer; Tim Adams, Vice President and Chief Financial Officer.

Before we get started, I'd like to remind everyone that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested. We issued our earnings release yesterday after the market closed. Please refer to it for more detail on those factors that could cause actual results to differ materially.

Unless noted as reported, today's discussion will reference non-GAAP financial measures, which adjust for certain items included in our GAAP results and which are presented on a stand-alone basis. You can find definitions of each non-GAAP measure and GAAP to non-GAAP reconciliations within our earnings release.

Today's call is being recorded, and a replay will be made available later today on worthingtonsteel.com. Now I'd like to turn the call over to Geoff Gilmore.

Geoffrey G. Gilmore

CEO, President & Director

Thanks, Melissa. Good morning, everyone, and thank you for joining us. The first quarter of fiscal year 2025 was solid for Worthington Steel despite some headwinds. Our teams are focused on serving our customers and managing the dynamics of our industry and the markets we serve. Demand is stable, and we continue to find solutions for our customers in flat-roll steel processing, electrical steel laminations and tailor-welded blanks.

Our solutions are unique and custom, making us a valued partner. In fact, more than 90% of the steel we transform will go through multiple processes, enabling our customers to improve their end products and solve challenging material needs.

Today, we will share updates on how we continue to execute on our strategy for growth by first, making focused investments in the rapidly growing electrical steel market which supports the transition to a more electrified light vehicle fleet, including hybrid and battery electric vehicles and transformer cores to support the modernization and growth of the nation's electrical infrastructure.

Second, strategic growth via CapEx and selective acquisitions, leading to margin accretive growth. And finally, utilizing transformation. Our system of continuous improvement to increase margins, reduce working capital and add capacity.

When it comes to our electrical steel investments, we remain bullish on the electrified vehicle and transformer markets. Automakers continue to invest in both EV and hybrid technology. And while EV adoption is slower than some anticipated, we are seeing pockets of acceptance and continued growth.

We believe the shift to hybrid technology in some models is a positive for Worthington Steel because we can supply the specialty steel used in a hybrid automatic transmission as well as the electrical steel laminations used in hybrid traction motors.

Electric vehicles, data centers and AI continue to drive the need for electrical infrastructure and there continues to be an 18- to 24-month backlog for transformers. We remain well positioned to capitalize on the decarbonization of transportation, the energy transition to more renewable sources and the much-needed investment in the U.S. infrastructure.

WORTHINGTON STEEL, INC. FQ1 2025 EARNINGS CALL SEP 26, 2024

Over the quarter, the transformation drove continued improvements in efficiency and productivity. Jeff Klingler will share some examples of innovation and transformation in just a few minutes. Our employees empowered by Our Philosophy and strong culture drive this improvement, not only in our business but also in our communities.

Over the summer, teams across Worthington Steel came together to give back in many ways. From raising money for cancer research to maintaining the community garden to volunteering at a Food Bank, our employees exhibit Our Philosophy each day to support the areas where we live and work.

Our commercial team continues to set the bar high for responding to customer needs. Last month, we had the opportunity to recognize their accomplishments, contributions to our growth and embodiment of Our Philosophy at our national sales meeting. I am honored to lead this team, and I am excited about the progress we've made and the opportunities in front of us.

Our breadth of value-added processing capabilities, end-to-end supply chain management, price risk management solutions and our experienced and dedicated employees continue to differentiate Worthington Steel.

In closing, I'd like to thank each one of our employees for remaining focused on innovating for our customers and executing our strategy. Our strategy and our differentiation position us well to grow and deliver strong returns for our shareholders.

Next, Jeff Klingler will comment on our operations.

Jeffrey R. Klingler

Executive VP & COO

Thanks, Geoff, and good morning, everyone. I'd like to start our operational overview by highlighting our safety efforts. Over the quarter, 6 of our facilities were recognized for reaching the highest level of our SafeWorks Environmental Health and Safety Program. Our facilities in Monroe and Middletown, Ohio; Monroe, Michigan, Cambridge, Ontario, and Puebla and Silao, Mexico led the company in the execution of our SafeWorks program in fiscal 2024.

These teams met 100% of the criteria for safety management system and program audits, creating multiple safety and environmental continuous improvement initiatives and implementing targeted risk reduction plans. Ensuring our employees return home safely after every shift is our #1 priority. This emphasis continues to make Worthington Steel a great place to work and enables higher productivity, better customer responsiveness and stronger returns.

As we look at our operational overview for the quarter, let's start with what we saw in our 2 largest end markets. Sales to the automotive market made up 51% of first quarter fiscal year 2025, a decrease from the same period a year ago when automotive made up 54% of our Q1 fiscal year 2024 sales. Our volume shipped to the automotive market on a direct sale basis decreased 10% in the first quarter of fiscal 2025 compared to the prior year.

We expected some of the variance as several customers opted to change their business model and direct sale to toll processing. Additionally, we believe some Detroit 3 suppliers were pulling ahead orders last year to prepare for a potential strike.

We were unexpectedly challenged during the quarter as one of our key customers adjusted their commercial and pricing strategy. We believe that customer has put those issues behind them and is largely back on track.

Overall, the automotive market remains solid for us. While production timing was off this quarter, we continue to gain market share and provide value-added solutions to help our customers. We believe North American light vehicle production will likely end up at 15.6 million units for calendar 2024, which is flat compared to calendar year 2023 production but remains on track to reach pre- COVID production levels in the next year or 2.

Our OEM customers continue to anticipate growth in the plug-in hybrid and EV market as adoption continues to grow. Capital investments in our Mexico electrical steel facility will allow us to capitalize on this opportunity. Construction industry remains our second largest market, making up 11% of our sales in the first quarter of fiscal 2025, the same as the prior year quarter.

As we have discussed in the past, construction is a large and diverse market. In the submarkets we serve, we experienced strength in metal framing and building products, combined with strengths in the Cobalt category.

Our expansion projects in Canada and Mexico continue to be on time and on budget with expanded transformer core and electrical steel lamination capacity coming online at the end of calendar year 2025 in those respective facilities.

We continue to receive interest from customers about our additional capabilities at TWB using our licensed ablation technology and are filling our pipeline. The equipment is currently being installed and we remain on schedule. Our initial move into Europe with the

WORTHINGTON STEEL, INC. FQ1 2025 EARNINGS CALL SEP 26, 2024

addition of the electrical steel facility in Nagold, Germany continues to gain customer interest and commitments. We acquired a strong team of highly skilled people at Nagold, who understand their customers very well.

The ERP project at Tempel is progressing as expected. The entire project will take place over approximately 3 years and will provide the benchmark data needed to enhance our Tempel business through the transformation.

On a related note, I'd like to share a few examples of successful transformation projects. You may recall last quarter, I shared a story from one of our facilities about reducing work-in-progress. I also mentioned that we are launching transformation in our corporate functions. I'm pleased to report that even though we are just starting this work, we are already seeing results from quick wins realized during the process mapping phase.

For instance, we've reduced the time involved in a payroll process by 80%. We've identified ways to decrease the time it takes to configure and distribute PCs to employees by 15% and we've decreased the number of tasks needed to hire an IT contractor by 30%. It's important to note that these changes are happening in the very early stages.

Over time, these small but important wins start the transformation mindset among departments and will add up to what we believe will be significant transformations. This will lead to streamlined work, less time to complete tasks and cost savings while making the work our employees perform every day more valuable and more desirable.

As I wrap up my comments, I want to congratulate the team at our Tempel facility in India. They recently received a best supplier award from Tata Auto Components for their exceptional contribution to Tata's Electric Vehicle Motor Program. The award recognizes our commitment to innovation, quality and excellence in electric vehicle motor manufacturing. Congratulations to that team, and thank you to all our Worthington Steel employees for your great work and contributions.

Now I'll turn the call over to Tim Adams to talk through the financial results.

Timothy A. Adams

VP & CFO

Thank you, Jeff, and good morning. Before I provide some color on the quarter, I would like to remind everyone that the current year first quarter consolidated results on a stand-alone basis are compared with the prior year quarter, which was prepared on a carve-out basis. We started our fiscal year with a solid quarter, reporting first quarter earnings of $28.4 million or $0.56 per share as compared with prior year quarter earnings of $58.5 million or $1.19 per share.

The current quarter results included recognition of a second and final tax court ruling related to a Tempel pre-acquisition matter for which we were indemnified by the former owners of Tempel. The net impact to earnings is zero. However, we recognized $4.4 million of miscellaneous expense related to the indemnity payable and $4.4 million of tax income associated with the refund. The Tempel tax indemnification adjustment for Q1 relates to a 2009 matter, while the matter we discussed in our Q4 2024 results was related to a 2008 Tempel matter.

The prior year quarter included several unique items, including pretax separation expense of $3.6 million or $0.06 per share and a

$1.4 million pretax impairment charge or $0.01 per share related to assets at our consolidated joint venture, Worthington Samuel Coil Processing. Excluding these items, we generated earnings of $0.56 per share in the current quarter compared to $1.26 per share in the prior year quarter.

In addition, in the first quarter, we had estimated pretax inventory holding losses of $16.6 million or $0.25 per share compared to estimated pretax inventory holding gains of $15.5 million or $0.24 per share in the prior year quarter, an unfavorable pretax swing of

$32 million or $0.49 per share.

In the first quarter, we reported adjusted EBIT of $39.4 million, which was down $41.1 million from the prior year quarter adjusted EBIT of $80.5 million. This decrease is primarily due to lower gross margin and lower Serviacero equity earnings.

Gross margin was impacted by lower direct material spreads, including the impact of estimated pretax inventory holding losses and lower direct volumes. Lower direct volume was partially offset by higher toll spreads due to an improved mix within toll processing.

Equity earnings from Serviacero decreased due to lower direct spreads, which were unfavorably impacted by lower steel prices as well as the impact of exchange rate movements.

SG&A was in line with our expectations but $3.2 million higher than the prior year Q1, primarily due to incremental costs associated with being a stand-alone company.

WORTHINGTON STEEL, INC. FQ1 2025 EARNINGS CALL SEP 26, 2024

Next, I'll provide some content on the market and our shipments. Steel market pricing trended lower throughout the quarter, bottoming at $660 per ton in August, down approximately $150 per ton from May. With the decrease in market pricing, we expect estimated inventory holding losses in the second quarter of fiscal 2025 will be slightly lower than the $16.6 million of estimated inventory holding losses in the first quarter. We estimate inventory holding losses in Q2 could be approximately $10 million to $15 million on a pretax basis.

Flat steel prices prevailed throughout most of July and August, and increased approximately $50 per ton since mid-August. Recently, there have been several steel-related fair trade initiatives announced in the North American market. While we have not quantified the impact, we would expect these cases to result in upward pressure on steel prices over the longer term.

Net sales in the quarter were $834 million, down $72 million or 8% from the prior year quarter, primarily due to lower direct market pricing and lower direct volumes partially offset by a more favorable mix within our toll business, which included a greater proportion of higher value-added processing.

We shipped approximately 1 million tons during the quarter, which was down 3% compared to the prior year quarter. Direct sale volume made up 56% of our mix in both the current year and the prior year quarter. Direct sale volume was down 4% over the prior year quarter, with an increase in construction-related volume that was more than offset by reduced shipments to the automotive market.

Our shipments to the construction market increased 8% on a year-over-year basis, while our direct sale volume to the automotive market was down 10% compared to the prior year quarter. The decrease in automotive volume was primarily due to several programs reaching their end of life, while the replacement platforms continue to experience launch delays as well as lower volumes for several specific programs.

Our automotive book of business continues to be healthy, making up 51% of our sales. We believe the lower year-over-year volume is related to specific platforms and not indicative of the health of our overall automotive book of business, which we are expanding. We are cautiously optimistic about automotive volumes in the coming quarters and look forward to continuing our partnership with our automotive customers.

Toll tons were down 2% year-over-year, primarily due to lower toll pickling with the mill. However, the mix of toll volume was more heavily weighted toward higher value-added products, including tailor-welded blanking and galvanizing.

Similar to the automotive market, we are cautiously optimistic about overall volumes for the next few quarters. as demand appears to be steady.

Turning to cash flows and the balance sheet. Cash flow from operations was $54.6 million and free cash flow was $33.1 million. During the quarter, we spent $21.5 million on capital expenditures related to a variety of projects, including the previously announced electrical steel expansions in Mexico and Canada. On a trailing 12-month basis, we generated $167.2 million of free cash flow. And Wednesday, we announced a quarterly dividend of $0.16 per share payable on December 27, 2024.

In regard to our balance sheet, operating working capital decreased $16.1 million during the first quarter. We ended the quarter with

$36 million of cash, which is down $4 million from year-end. Our ABL debt at August 31 was $122 million, resulting in net debt of

$86 million.

In summary, Worthington Steel had a good first quarter, and our team is performing at a very high level. Everyone at Worthington Steel continues to be focused on driving value for our stakeholders on both a near-term and long-term basis. At this point, we would be happy to take your questions.

WORTHINGTON STEEL, INC. FQ1 2025 EARNINGS CALL SEP 26, 2024

Question and Answer

Operator

[Operator Instructions] Your first question today comes from the line of Martin Englert from Seaport Research.

Martin John Englert

Seaport Research Partners

You just touched on here within autos. You noted some slower start-up of newer programs that rolled out from previous models and programs. And then you noted some changes in program needs for steel. Is that correct?

Jeffrey R. Klingler

Executive VP & COO

I'm not sure we noted any changes from -- for program needs in steel. But you are correct. We had some model changeover delays that impacted us. We did have a customer who had to sort of retool their commercial strategy which they did and sales rebounded there, and we think that's behind us.

Geoffrey G. Gilmore

CEO, President & Director

And I think, Martin, the third -- Jeff touched on the first 2, definitely a delay in the model changeover. Definitely retooling their strategy or slow to maybe incentivize and offer discounts as our competitors were doing. And then lastly, and this was anticipated. If you look year-over-year, we had the auto strike looming, so there was quite a bit of pull ahead as well. So that was a difference.

Martin John Englert

Seaport Research Partners

Do you think that slower ramp-ups of the newer models, it's kind of essentially some pent-up demand within autos? Where as those get rolling forward, you would expect more of a normalized demand pull, I guess. It sounds like it inhibited some activity within autos in recent history here.

Geoffrey G. Gilmore

CEO, President & Director

Yes, Martin, our assumption would be that it probably will end up being more normalized. When you're a little bit slow on your commercial strategy and you're missing out sales, you're sacrificing market share at that point in time. So I think that will work its way out. Market share will shift where it needs to and you'd see a more normalized auto structure -- auto build structure, I should say.

Martin John Englert

Seaport Research Partners

What was -- why do you think there was a shift away from direct volumes and the pivot towards tolling, I guess, what prompted that, like what was behind that?

Geoffrey G. Gilmore

CEO, President & Director

Yes. Good question. So predominantly, there's 2 areas where you saw a bit of a shift. Number one, we simply were getting more customers looking for us to do toll galvanizing. So that was one piece of it. Another piece and maybe a bigger piece was just a shift in business model with some customers out of Tailor Welded Blanks, where it was their preference to negotiate and own material and then obviously hire us to do the toll processing. So that was a decision they made and certainly one we supported, but that was the change.

Martin John Englert

Seaport Research Partners

Okay. Got it. I know looking back a quarter ago, there was a pretty favorable mix when you look at it excluding holding gains, losses on underlying unit EBITDA for steel. This quarter seem to pivot back to something, I guess, maybe characterized as possibly more normalized. Is that a fair assumption or a readthrough that looking at the current fiscal 1Q underlying EBITDA ex those holding gains

WORTHINGTON STEEL, INC. FQ1 2025 EARNINGS CALL SEP 26, 2024

and losses, that's more normalized in the ballpark?

Timothy A. Adams

VP & CFO

Yes. Martin, this is Tim. I think what we saw in Q4 was we had a higher proportion of galvanized in our direct sales, right? So what we were trying to signal in Q4 was, hey, that mix was a little higher weighted toward galvanized than it was the rest of the products. So I would say if you're looking at a historical average and Q1 meets that historical average, that's a pretty fair way to look at it.

Martin John Englert

Seaport Research Partners

What are you seeing as far as -- just carving out and looking solely at galv-coated products what are you seeing as far as demand and availability out there? Are you seeing any notable shifts versus what you saw a quarter or 2 quarters ago?

Jeffrey R. Klingler

Executive VP & COO

Sure. This is Jeff Klingler, Martin. Overall, I think we would describe the market as solid automotive despite the small setback last quarter. Ultimately, the year is going to be relatively flat at about 15.6 million units. So pretty flat there. When it comes to other important markets for us, the construction market which is very large and very diverse for us. We're cautiously optimistic about going into calendar '25.

We expect that to cut in interest rates are likely to have a positive impact there. The ag market expected to be muted for the rest of the calendar year, came off a really strong '23 but they continue to face challenges here with lower commodity prices this year, higher interest rates and higher input costs.

We did see some bright spots, however, throughout the year with customers ordering an increased number of grain bins during the summer. And then heavy truck is sort of in the same boat, experienced a pullback in demand that we saw late -- starting in late '23. We expect that to last through the remainder of the year. However, we're expecting some improvement going into the next calendar year there.

Geoffrey G. Gilmore

CEO, President & Director

Martin, I think you -- good overview from Jeff on all the markets. I think you specifically asked about coated and galvanized. And I would mirror Jeff's comments there that, that's another book we're optimistic and feel like demand is going to be stable. Obviously, we have an election. So we're going to stress stable.

I think most would mirror those comments right now. But as we get beyond that and with lower interest rates, the markets we serve with that galvanized product, feeling optimistic overall.

Martin John Englert

Seaport Research Partners

Are you able to say roughly like what kind of utilizations you're running galv lines at? What I'm curious about is ofcourse trade case. And if there's more volume coming back to the domestic market, would you be able to coat more there and maybe serve a bit more volume into the market or spot market outside of your traditional customer base, if there's a need for it in the United States?

Geoffrey G. Gilmore

CEO, President & Director

Well, the way to answer that, certainly, we would have some open capacity, and that's the importance of our transformation, the continuous improvement. The team that we have to constantly be focusing on that and trying to free up capacity and certainly, the trade cases, we're already seeing an impact just from the announcements of galv slowing down coming in. So certainly, that could create some opportunities for us.

I think probably where we'd be most excited is certainly out of Delta, but we also have Spartan. And certainly, we would have capacity there that is open that we would be able to go after additional market and market share.

Operator

Your next question comes from the line of Phil Gibbs from KeyBanc Capital Market.

WORTHINGTON STEEL, INC. FQ1 2025 EARNINGS CALL SEP 26, 2024

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

I know last quarter, you gave us an update on electrical steel maybe mid- to longer-term contract wins and allocated capacity at both the Canadian facility and Mexican facility. Anything new to report there in terms of dialogue with your customers?

Jeffrey R. Klingler

Executive VP & COO

Yes, nothing specifically new. We have won some additional business for the future capacity that's coming online in Mexico. So we've got some additional business coming online to fill those presses. 3 of the 5 are installed and pretty much spoken for. The other 2 will be arriving within the next 1 to 3 months and then installation will begin.

I guess I would summarize it by saying just a lot of very positive customer communication and activity around the capacity coming along in Mexico.

Same thing in Canada, we've got a couple of additional customers who want to sign up in advance for some of the additional capacity but nothing specific there in Canada like in Mexico.

Geoffrey G. Gilmore

CEO, President & Director

And Phil, you know this, keep in mind that at this point, it's what we can produce we can ship. Hence, the $84 million investment to add capacity, to be able to continue to service customers' need and increase in demand and then adding the capabilities because our customers want us to provide different products than we're providing today, which is all good news.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

And then the equity income. I think it was a little over $1 million in the quarter. Last year, it was $9 million. Is that a volume impact? Is that -- or is that where you're seeing some of the model changeovers on the automotive comparisons? Or is it FIFO hits? Or is it all of the above because that was certainly softer than what we anticipated and I think obviously softer than what you would expect moving forward over the long run?

Timothy A. Adams

VP & CFO

Phil, this is Tim. So Serviacero -- I want to start out with Serviacero remains fundamentally strong and a key part of our strategy. One thing we didn't update you guys on was we are making progress on the new slitter project down there. So we've got new volume coming. The new slitter should be installed by the first of December. But what you're seeing is a combination of 2 things in Serviacero's results and the impact of both is they're kind of weighted the same.

First, Serviacero showed significant decreases in inventory holding gains on a year-over-year basis. So they had significant gains last year and they were much, much smaller this year. And then second, what we're also seeing is the impact of the volatility of the Mexican peso. So as you know, the peso has been highly volatile over the last 12 months.

And last year, Serviacero's results show the impact of an appreciating peso while in the current quarter, we're showing the impact of a depreciating peso. So it's a combination of both those things.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

Which one of those things is a stronger impact versus the other?

Timothy A. Adams

VP & CFO

No, they're equally weighted. Equally weighted this quarter.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

WORTHINGTON STEEL, INC. FQ1 2025 EARNINGS CALL SEP 26, 2024

Okay. And then lastly for me on the side of Tempel. I mean it sounds like you're in the early innings of integration of IT systems and other new business practices. What type of returns are you anticipating from some of these things? I think you mentioned the kind of meaningful longer-term cost savings and things of that nature. So trying to understand where your mindset is at regarding the project.

Geoffrey G. Gilmore

CEO, President & Director

I'm going to ask for some grace from you and give us time because we have to right now, stay 100% focused on getting the ERP implemented, Phil. I mean it's just until we get good timely data to set any type of baseline, it's going to be difficult for us to quantify what type of savings we're going to start getting longer term and it's hard to compare. I think as you could imagine, versus what we've achieved in our flat-rolled carbon business.

There's just some differences there. I can just tell you that we're highly optimistic and think we have several opportunities identified, and I'm sure there's going to be a lot more to come.

What I can commit to is just like Jeff Klingler has been doing over the last 3 calls as we're having various continuous improvement events, and we're achieving success when we're able to quantify those, we'll start sharing those with those calling in.

Operator

Your next question comes from the line of John Tumazos from John Tumazos from John Tumazos Very Independent Research.

John Charles Tumazos

John Tumazos Very Independent Research, LLC

Sure, the laser-welded blank business had $200,000 more equity income -- actually, minority interest a little over $200,000 more net income for Worthington. And that's very automotive-related also. Could you explain why the laser-welded blank business was up bucking the trend of the consolidated rest of the company?

Timothy A. Adams

VP & CFO

Yes, John, this is Tim. So I think the easy answer there is our spreads were up at Serviacero-- or sorry, the TWB, I have Serviacero on my brain. But spreads were up at TWB. We had to do some recovery of costs, freight costs and some other costs, and we absolutely had to raise prices to recover those. I would...

John Charles Tumazos

John Tumazos Very Independent Research, LLC

So that product is so differentiated that you can raise prices even when hot-rolled sheet exchange prices were dipping below $700 a ton?

Timothy A. Adams

VP & CFO

That's correct. It is differentiated. It's a very high value-added product. It's typically not hot-roll based. It is -- it's galv and cold rolled. So we are able to -- when we have those situations where -- and everybody is going through these from an inflation standpoint, we had to recover cost there and did the best we could and were able to push price a little bit.

John Charles Tumazos

John Tumazos Very Independent Research, LLC

Cliffs announced that they were going to build transformers in Weirton and make their electrical steel in Butler. And I guess, take it southwest of Weirton to make the transformers. Would that bypass any opportunity for Worthington because they're going to be integrated from start -- from scrap to sales product? Or are there going to be intermediate phases where you could process the steel from the mill and before the Weirton transformer plan?

Geoffrey G. Gilmore

CEO, President & Director

WORTHINGTON STEEL, INC. FQ1 2025 EARNINGS CALL SEP 26, 2024

Yes. I mean they certainly are making electrical steel today as we know. They're announcing -- they announced that they will be making transformers. I don't know where electrical steel laminations and transformer cores, fit into that scenario at this point. So to the latter part of your question or suggesting, yeah theoretically, they could be a customer.

But more importantly, John, we don't see that as a disruption. As we've said, there's an 18- to 24-month backlog. That market is going to grow much faster than GDP for the next 10 years. So Cleveland-Cliffs entering that space certainly will not disrupt our business.

And more importantly, we're going to continue to support our customers. Our customers are experts at making transformers. And we're the experts of making electrical steel laminations and it's a win-win for us to continue to partner with them. Partnering with them is going to create more shareholder value, and it's going to be better than industry versus us ever trying to leap into that market.

Operator

And that concludes our question-and-answer session. I will now turn the call back over to Geoff Gilmore for some final closing remarks.

Geoffrey G. Gilmore

CEO, President & Director

Thank you for showing interest in Worthington Steel and joining the call this morning. Great questions, and we look forward to performing the balance of the quarter and getting back with you soon. Have a great day. Thank you.

Operator

This concludes today's conference call. Thank you for your participation. You may now disconnect.